Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$4,987,350	$680.26

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

March 2013 Pricing Supplement No.1 Registration Statement No. 333-180289 Dated March 28, 2013 Filed Pursuant to Rule 424(b)(2)

$4,987,350 Jump Securities Based on the Performance of the iShares® MSCI Emerging Markets Index Fund, due May 5, 2014

The Jump Securities will offer the opportunity to earn a return based on the performance of the shares of the iShares® MSCI Emerging Markets Index Fund. Unlike ordinary debt securities, the Jump Securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, if the final share price on the valuation date is greater than the initial share price, you will receive, in addition to the principal amount, a positive return on the securities equal to 11.80%, which we refer to as the upside payment. However, if the final share price on the valuation date is less than the initial share price, you will receive a payment that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. This amount may be significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors may lose their entire initial investment in the securities. The Jump Securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and appreciation above the fixed upside payment in exchange for the upside payment that only applies if the final share price is greater than the initial share price. All payments on the securities are subject to the credit risk of HSBC.

SUMMARY TERMS
Issuer:	HSBC USA Inc.
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund (the “index fund”)
Aggregate principal amount:	$4,987,350
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	March 28, 2013
Original issue date:	April 3, 2013 (3 business days after the pricing date).
Maturity date:	May 5, 2014
Payment at maturity:

• If the final share price is greater than the initial share price,

$10 + upside payment

In no event will the payment at maturity exceed the sum of $10 and the upside payment.

• If the final share price is less than or equal to the initial share price,

$10 × share performance factor

       This amount will be less than or equal to the stated principal amount of $10 and could be zero. You may lose all of your investment.

Interest:	None
Upside payment:	$1.18 per security (11.80% of the stated principal amount).
Share performance factor:	final share price / initial share price
Initial share price:	42.78, which was the official closing price of the underlying shares on the pricing date
Final share price:	The official closing price of the underlying shares on the valuation date, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the ETF Underlying Supplement.
Closing price:	The official closing price on any scheduled trading day will be the closing price of the index fund on that day, as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page ““EEM UP <EQUITY>”, or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Valuation date:	April 30, 2014, subject to postponement for non-trading days or certain market disruption events.
CUSIP:	40433T190
ISIN:	US40433T1907
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Additional Information about the Jump Securities—Additional Provisions—Supplemental plan of distribution (conflicts of interest).”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$10.00	$0.20	$9.80
Total	$4,987,350.00	$99,747.00	$4,887,603.00
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.20 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 for each security they sell. See “Additional Information about the Jump Securities—Additional Provisions—Supplemental plan of distribution (conflicts of interest)” on page 10 of this pricing supplement.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 4 of this pricing supplement, page S-2 of the ETF Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved the securities, or determined that this pricing supplement or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Jump Securities” beginning on page 9 of this pricing supplement.

The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks, including possible loss of the principal amount invested due to the credit risk of HSBC.

Jump Securities Based on the Performance of the iShares® MSCI Emerging Markets Index Fund due May 5, 2014

Investment Summary

Jump Securities

The Jump Securities Based on the Performance of the iShares® MSCI Emerging Markets Index Fund due May 5, 2014 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a fixed positive return of 11.80% if the underlying shares have appreciated at all as of the valuation date.
▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.

The securities are exposed on a 1 to 1 basis to any percentage decline of the final share price from the initial share price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 13 months
Upside payment:	$1.18 per security (11.80% of the stated principal amount).
Interest:	None
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.

Key Investment Rationale

This approximately 13-month investment does not pay interest but offers a fixed positive return of 11.80% if the final share price on the valuation date is greater than the initial share price. However, if the final share price is less than the initial share price, the payment at maturity will be less than $10 and could be zero. Accordingly, investors may lose their entire initial investment in the securities.

Upside Scenario	The final share price value is greater than the initial share price. In this scenario, we will pay $11.18 per security (11.80%) of the stated principal amount). Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.18 per security, and your return may be less than if you invested in the underlying shares directly.
Par Scenario	The final share price is equal to the initial share price. In this scenario, the payment at maturity for each security will be equal to the stated principal amount of $10 per security.
Downside Scenario	The final share price is less than the initial share price. In this scenario, we will pay less than the stated principal amount of $10 per security by an amount proportionate to the decrease in the price of the underlying shares from the initial share price (e.g., a 40% depreciation in the underlying shares will result in the payment at maturity of $6 per security). There is no minimum payment at maturity.

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Jump Securities Based on the Performance of the iShares® MSCI Emerging Markets Index Fund due May 5, 2014

How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying shares. The diagram is based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$1.18 (11.80% of the stated principal amount)
Maximum payment at maturity:	$11.18
Minimum payment at maturity:	None

Jump Securities Payoff Diagram

How it works

▪	Upside Scenario: If the final share price is greater than the initial share price, the payment at maturity on the securities is greater than the stated principal amount of $10 per security, but in all cases is equal to and will not exceed the stated principal amount of $10 per security plus the upside payment of $1.18 per security. Under the terms of the securities, an investor would receive the payment at maturity of $11.18 per security at any final share price greater than the initial share price.

▪	Par Scenario: If the final share price is equal to the initial share price, an investor would receive the stated principal amount of $10 per security at maturity.

▪	Downside Scenario: If the final share price is less than the initial share price, the payment at maturity will be less than the stated principal amount of $10 per security by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. For example, if the underlying shares have decreased by 25%, the payment at maturity would be $7.50 per security (75% of the stated principal amount). There is no minimum payment at maturity on the securities.

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Risk Factors

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page S-2 of the ETF Underlying Supplement. Investing in the securities is not equivalent to investing directly in the underlying shares. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the securities described in the following sections of the ETF Underlying Supplement:

“— General Risks Related to Index Funds”; and

“— Time differences between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes”;

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The securities do not pay interest or guarantee return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity. At maturity, you will receive for each $10 stated principal amount of securities that you hold, an amount in cash based on the final share price. If the final share price is less than the initial share price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the closing price of the underlying shares, and in this scenario, you will lose money on your investment. You may lose up to 100% of the stated principal amount of the securities.

▪	The appreciation potential of the securities is fixed and limited. If the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $1.18 per security (11.80% of the stated principal amount), even if the final share price is significantly greater than the initial share price. See “How the Jump Securities Work” above.

▪	The market price of the securities will be influenced by many unpredictable factors. Many factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying shares and the securities held by the index fund, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

▪	Investing in the securities is not equivalent to investing in the underlying shares. Investing in the securities is not equivalent to investing in the underlying shares, the MSCI Emerging Markets Index or the stocks that constitute the MSCI Emerging Markets Index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the MSCI Emerging Markets Index.

▪	The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of the underlying shares on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the price of the underlying shares increases prior to the valuation date but then decreases on the valuation date to below the initial share price, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price of the underlying shares on the valuation date.

▪	Adjustments to the underlying shares or the underlying index could adversely affect the value of the securities. The MSCI Emerging Market Index (the “underlying index”) is the underlying index of the index fund.

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The investment advisor to the index fund, BlackRock Fund Advisor (the “investment advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Under its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks held by the index fund. In addition, the publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the securities.

▪	The underlying shares and the underlying index are different. The performance of the underlying shares may not exactly replicate the performance of the underlying index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the index fund, differences in trading hours between the underlying shares and the underlying index or due to other circumstances. The index fund generally invests at least 90% of its assets in securities of the underlying index and in depositary receipts representing securities of the underlying index. The index fund may invest the remainder of its assets in securities not included in the underlying index but which the investment advisor believes will help the index fund track the underlying index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the investment advisor.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities and could lose your entire investment.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Certain built-in costs are likely to adversely affect the value of the securities prior to maturity. The original issue price of the securities includes the agent’s fees and commissions and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the stated maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

▪	Risks associated with non-U.S. companies. The value of the index fund depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not

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limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the index fund and, as a result, the value of the securities.

▪	The securities will not be adjusted for changes in exchange rates. Although the equity securities composing the underlying index are traded in currencies other than U.S. dollars, and your securities are denominated in U.S. dollars, the amount payable on your securities at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of these basket components, and therefore your securities. The amount we pay in respect of your securities on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

▪	There are risks associated with emerging markets. An investment in the securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against these risks may be made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

▪	Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying shares or its component stocks), including trading in the underlying shares or stocks held by the index fund as well as in other instruments related to the underlying shares. Some of our affiliates also trade the underlying shares or stocks held by the index fund and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially have increased the initial share price and, therefore, could increase the level at which the underlying shares must close so that an investor does not suffer a loss on the investor’s initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates determined the initial share price on the pricing date and will determine the final share price, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the anti-dilution and reorganization adjustments to the underlying shares, may adversely affect the payout to you at maturity. Although the calculation agent has made and will make all determinations and take all action in relation to the securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial share price, that might affect the value of your securities.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund seek investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of January 31, 2013, the MSCI Emerging Markets Index consisted of the following 21 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.

Information as of market close on March 28, 2013:

Bloomberg Ticker Symbol:	EEM
Current Share Closing Price:	$42.78
52 Weeks Ago:	$42.68
52 Week High (on 1/2/2013):	$45.20
52 Week Low (on 6/1/12):	$36.67

For more information about the EEM, see “The iShares® MSCI Emerging Markets Index Fund” on page S-21 of the accompanying ETF Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the underlying shares based on the daily historical closing prices from March 28, 2008 through March 28, 2013. The closing price for the underlying shares on March 28, 2013 was $42.78. We obtained the closing prices below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Historical Performance of the Underlying Shares – Daily Closing Prices March 28, 2008 to March 28, 2013

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The following table sets forth the quarterly high, low, and closing prices of the underlying shares for each calendar quarter since the first quarter of 2008. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of underlying shares should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$50.75	$40.68	$44.79
4/1/2008	6/30/2008	$52.48	$44.43	$45.19
7/1/2008	9/30/2008	$44.76	$30.88	$34.53
10/1/2008	12/31/2008	$34.29	$18.22	$24.97
1/2/2009	3/31/2009	$27.28	$19.87	$24.81
4/1/2009	6/30/2009	$34.88	$24.72	$32.23
7/1/2009	9/30/2009	$39.51	$30.25	$38.91
10/1/2009	12/31/2009	$42.52	$37.30	$41.50
1/4/2010	3/31/2010	$43.47	$35.01	$42.12
4/1/2010	6/30/2010	$44.02	$35.21	$37.32
7/1/2010	9/30/2010	$44.99	$36.76	$44.77
10/1/2010	12/31/2010	$48.62	$44.51	$47.62
1/3/2011	3/31/2011	$48.75	$44.25	$48.69
4/1/2011	6/30/2011	$50.43	$44.77	$47.60
7/1/2011	9/30/2011	$48.63	$34.71	$35.07
10/3/2011	12/30/2011	$43.21	$33.43	$37.94
1/3/2012	3/30/2012	$44.91	$38.21	$42.94
4/2/2012	6/29/2012	$43.75	$36.58	$39.19
7/2/2012	9/28/2012	$42.83	$37.15	$41.32
10/1/2012	12/31/2012	$44.42	$39.93	$44.35
1/2/2013*	3/28/2013*	$45.28	$41.72	$42.78

* The information set forth above for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 28, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

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Additional Information About the Jump Securities

Please read this information in conjunction with the other terms set forth in this document.

Additional Provisions
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40433T190
ISIN:	US40433T1907
Minimum ticketing size:	$1,000/100 securities
Tax considerations:

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities is uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities could be treated as pre-paid executory contracts with respect to the underlying shares. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the securities as pre-paid executory contracts with respect to the underlying shares. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions”, we do not intend to report any income or gain with respect to the securities prior to maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the securities for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying shares). Under the “constructive ownership” rules, if an investment in the security is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the underlying shares on the original issue date of the security at fair market value and sold them at fair market value on the Maturity Date (if the security was held until the Maturity Date) or on the date of sale or exchange of the security (if the security was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the underlying shares at fair market value on the original issue date of the security for an amount equal to the “issue price” of the security and, upon the date of sale, exchange or maturity of the security, sold such underlying shares at fair market value (which would reflect the percentage increase in the value of the underlying shares over the term of the security). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the index fund or any of the entities whose stock is included in the index fund would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the index fund were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder or non-U.S. holder, as the case may be. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the index fund and consult your tax advisor regarding the possible consequences to you if the index fund or one or more of the entities whose stock is included in the index fund is or becomes a PFIC or a USRPHC.

In Notice 2008-2, the Internal Revenue Service and the U.S. Treasury Department requested comments as to whether the purchaser of certain securities (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income

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and gain on such a security or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a security is required to accrue income in respect of the security prior to the receipt of payments under the security or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of a security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Additionally, withholding due to any payment or deemed payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the security.

For a further discussion of U.S. federal income tax consequences related to the securities, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in this pricing supplement.  In that case, the scheduled trading day preceding the date of acceleration will be used as the valuation date for purposes of determining the final share price.  If a market disruption event exists with respect to the underlying shares on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final valuation date).  The accelerated maturity date will also be postponed by an equal number of business days.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities.  For more information, see “Description of Debt Securities—Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Smith Barney LLC. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.20 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 for each security they sell.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

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Where you can find more information:

This pricing supplement relates to an offering of securities linked to the underlying shares identified on the cover page. The purchaser of the securities will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of securities relates to the underlying shares identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any component security included in the underlying shares or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

The ETF underlying supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Validity of the securities:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the securities offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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